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                                                                Exhibit 23

                       Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Viking Financial Security Plan of Viking Freight System, Inc. of our reports (a) dated January 24, 1995, with respect to the consolidated financial statements of Roadway Services, Inc. incorporated by reference in its Annual Report (Form 10-K) and the related financial statement schedule included therein and (b) dated June 13, 1995, with respect to the financial statements and schedules of the Viking Financial Security Plan of Viking Freight System, Inc. included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1994, filed with the Securities and Exchange Commission.



                                                        ERNST & YOUNG LLP
Akron, Ohio
December 27, 1995